EXHIBIT 10.2

SPIN OUT AGREEMENT

THIS SPIN OUT AGREEMENT (the “Agreement”) is made this 4th day of January 2018, by Greenfield Farms Food, Inc., a Nevada Corporation ("GRAS" or the “Seller”), Carmela’s Pizzeria CO, Inc. and Ronald Heineman (the “Buyer”).

RECITALS:

WHEREAS, Seller, in October 2013, entered into an Asset Purchase Agreement with COHP, LLC, (“COHP”) through which the Seller acquired certain of the assets and liabilities of COHP including the operations of Carmela's Pizzeria through a newly formed wholly-owned subsidiary Carmela's Pizzeria CO, Inc. (“Carmela’s”).

WHEREAS, Seller presently owns 100% of the issued and outstanding stock of Carmela’s (the “Seller’s Assets”)

WHEREAS, Seller is a party to an Asset Purchase Agreement dated January 4, 2018, by and between the Seller and Ngen Technologies USA Corp., Clifford Rhee and Edward Carter (the “APA”). Terms and conditions of the APA include the Buyer acquiring Carmela’s from the Seller in exchange for the Buyer assuming $193,282.53 of Seller’s debt obligations (the “Debt Assignment”) to Carebourn Capital, LP; (“Carebourn”) and

WHEREAS, Buyer desires to purchase Seller’s ownership in Carmela’s from Seller, and assume the Debt Assignment, on the terms and subject to the conditions specified in this Agreement; and

WHEREAS, Seller desires to sell and transfer their ownership in Carmela’s and agrees to transfer the Debt Assignment on the terms and subject to the conditions specified in this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants, promises and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, agree as follows:

1.	Purchased Assets and Assumption of Liabilities:

A.	Purchased Assets. Subject to the provisions of this Agreement Buyer agrees to purchase, and Seller agrees to sell, all Seller's rights, title and interest, in and to Seller’s Assets and rights, including all inventory, equipment, furniture, computers and other assets of Carmela’s;

B.	Books and Records. All data, records, files, manuals, and other documentation primarily or exclusively related to or necessary for the ownership, maintenance, use and/or exploitation of Seller’s Assets.

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C.	Assumed Liabilities. Seller and Carebourn shall transfer, assign and deliver to Buyer the Debt Assignment. Buyer also is assuming all other liabilities of Carmela’s. The Buyer is not responsible for any liabilities of Carmela’s as of January 4, 2018 and forever thereafter.

2.	Purchase Price.

A.	The purchase price for the Seller’s Assets shall be the Debt Assignment and the assumption of all liabilities of Carmela’s (the “Assumed Liabilities”):

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3.1 BUYER’S AND SELLER’S REPRESENTATIONS AND WARRANTIES.

Buyer hereby represents and warrants to Seller that:

A. Capacity and Enforceability. Buyer has the legal capacity to execute and deliver this Agreement and the documents to be executed and delivered by Buyer at the Closing pursuant to the transactions contemplated hereby. This Agreement and all such documents relating to the transactions contemplated hereunder constitute valid and binding agreements of Buyer, enforceable in accordance with their respective terms.

B. Compliance. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Buyer will result in the breach of any term or provision of, or constitute a default under, or violate any agreement, indenture, instrument, order, law or regulation to which Buyer is a party, or by which Buyer is bound.

C. Liabilities. Following the Closing, Seller will have no other liability for any debts, liabilities or obligations of Carmela’s.

3.2 SELLER’S REPRESENTATIONS AND WARRANTIES.

Seller hereby represents and warrants to Buyer that:

A. Organization and Good Standing. Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada.

B Authority and Enforceability. The execution and delivery of this Agreement and the documents to be executed and delivered at the Closing pursuant to the transactions contemplated hereby, and performance in accordance with the terms hereof and thereof, have been duly authorized by Seller and all such documents constitute valid and binding agreements of Seller enforceable in accordance with their terms.

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4.	Deliveries by Seller and Buyer.

A. Deliveries of the Sellers. The Sellers shall deliver to the Buyer at Closing:

(i) at the Closing, an executed copy of this Agreement;

(ii) a copy of the APA, stating that the Spin Out of Carmela’s is part of the

(iii) such other agreements, documents, certificates, and instruments reasonably requested by the Buyer to be delivered to the Buyer at or prior to the Closing in connection with the Sellers’ obligations under the terms of this Agreement.

B. Deliveries of the Buyers. At the Closing, the Buyer shall deliver to the Sellers:

(i) an executed copy of this Agreement

(ii) c copy of the Debt Assignment

(iii) such other agreements, documents, certificates, and instruments reasonably requested by the Seller to be delivered to the Seller at or prior to the Closing in connection with the Buyers’ obligations under the terms of this Agreement.

5.	Directors Resignation. Upon signing of this Agreement, Buyer will simultaneously submit his letter of resignation from the Board of Directors of the Seller.

6.	Fees and Expenses. Each party hereto shall bear its expenses separately incurred in connection with this Agreement and with the performance of its obligations hereunder.

7.	Publicity. The Buyer and Seller each agree that all news releases and other announcements, whether oral or written, to be made with respect to the transaction pursuant to this Agreement shall be approved to in writing by the other party prior to dissemination thereof; provided, however, either party may make any announcement required by applicable law so long as the party so required notifies the other party in writing promptly upon learning of such requirement and in good faith attempts to comply with this paragraph.

8.	Notices. Any notice required or permitted by this Agreement shall be in writing and effectively delivered for all purposes if delivered personally, by overnight delivery service or by United States mail, certified mail, postage prepaid, return receipt requested and:

If directed to Seller:	Greenfield Farms Food, Inc. 5430 LBJ Freeway, Suite 1200 Dallas, TX 75240 Attention: Edward Carter Secretary
If directed to Buyer:	Carmela’s Pizzeria CO, Inc. 118 West 5th Street Covington, KY 41101 Attention: Ronald Heineman

All notices shall be deemed delivered upon receipt.

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9.	Survival. The representations, warranties and covenants contained herein shall not survive the execution and delivery of this Agreement and Closing.

10.	Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Buyer and Seller.

11.	Severability. Any provision of this Agreement that shall be prohibited or unenforceable shall be deemed ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

12.	Entire Agreement. This Agreement, consisting of --5 pages in total, sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and undertakings, inducements or conditions, express or implied, oral or written.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

14.	Counterparts. This Agreement may be executed in one or more counterparts all of which when taken together constitute one and the same instruments. A signed counterpart is as binding as an original.

15.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

16.	Pending Litigation. The Buyer and Seller each acknowledge the pending litigation filed from plaintiffs Luke Zouvas and Noho, Inc.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SELLER:		BUYER:
Greenfield Farms Food, Inc.		Ronald Heineman

By:	/s/ Clifford Rhee	By:	/s/ Ronald Heineman
	Clifford Rhee		Ronald Heineman
	Chairman and Interim Chief Financial Officer		Individually

CARMELA’S PIZZERIA CO, INC.

		By:	/s/ Ronald Heineman
Ronald Heineman
		Title:	Chief Executive Officer

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